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                                                                       EXHIBIT 5

                      [TORCHMARK LETTERHEAD APPEARS HERE]

                                 May 14, 1997


Board of Directors
Torchmark Corporation
2001 Third Avenue South
Birmingham, alabama 35233

        RE: Torchmark Corporation 1996 Non-Employee Director
            Stock Option Plan and Torchmark Corporation 1996 Executive Deferred Compensation Stock Option Plan

Gentlemen:

        As Associate Counsel and Secretary of Torchmark Corporation (the "Company"), a Delaware corporation, I have served as counsel for the Company in connection with the registration of the Torchmark Corporation 1996 Non-Employee Director Stock Option Plan and the Torchmark Corporation 1996 Executive Deferred Compensation Stock Option Plan (the "Plans"). This opinion is being rendered pursuant to the requirements of the respective Form S-8 Registration Statement to be filed on behalf of each plan with the Securities and Exchange Commission along with the accompanying Form S-3 Resale Prospectus.

        For purposes of this opinion, I am familiar with and have reviewed the Certificate of Incorporation and By-laws of the Company, minutes of the meetings of the Board of Directors and Shareholders of the Company adopting the Plans, and such corporate records and other documents as I have deemed relevant. I have also made such examinations of law as I have deemed relevant. In my review, I have assumed but not independently verified the genuineness of all signatures on all documents examined by me, the conformity of all original documents and the authenticity of all such documents.

        Based upon the foregoing, and subject to the qualifications set forth herein, I am of the opinion that:

        (1) The Company has been duly incorporated and is validly existing as a corporation under the laws of the State of Delaware with 160,000,000 authorized common shares;

        (2) The Plans have been duly proposed and adopted by the Board of Directors and the shareholders of the



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May 14, 1997

            Company in compliance with the General Corporation Laws of the State of Delaware; and

        (3) As and when issued in compliance with the terms and conditions of the Plans, the common shares so issued are or will be duly authorized, legally issued, fully paid and non-assessable stock of the Company.

        I am licensed to practice law only in the State of Alabama, and accordingly, I offer no opinion as to the application of decisions or statutory law (including conflict of law rules) of any jurisdictions other than the States of Alabama and Delaware and the United States of America.

        I hereby consent to the use of this opinion as a part of the Form S-8 Registration Statements and accompanying Form S-3 Resale Prospectuses filed on behalf of the Plans with the Securities and Exchange Commission and to the use of my name in the section entitled "Experts" in the above-mentioned resale prospectuses.

                                        Very truly yours,

                                        /s/ Carol A. McCoy
                                        --------------------------
                                        Carol A. McCoy

CAM:sh